As filed with the Securities and Exchange Commission on July 22, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CITIGROUP INC.	Delaware	52-1568099
(Exact name of registrant as specified in its charter)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

399 Park Avenue

New York, New York 10043

(212) 559-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael S. Zuckert

General Counsel—Finance and Capital Markets

Citigroup Inc.

399 Park Avenue

New York, New York 10043

(212) 559-1000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Richard B. Aftanas, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

Approximate date of commencement of proposed sale to the public: As soon as effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.01 par value per share	100,000,000	$14.875	$1,487,500,000	$58,459
(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share is based upon the average of the high and low prices per share of the common stock as quoted on the New York Stock Exchange on July 15, 2008.

PROSPECTUS

AMENDED AND RESTATED

DIVIDEND REINVESTMENT

AND

DIRECT STOCK PURCHASE PLAN

Our Amended and Restated Dividend Reinvestment and Direct Stock Purchase Plan (amending and supplementing our 2003 Dividend Reinvestment Plan, and as further amended, modified or supplemented from time to time in accordance with its terms, the “Plan”) provides investors with a convenient and cost-effective method to purchase shares of our common stock.

By participating in the Plan, existing stockholders may purchase additional shares of our common stock by reinvesting some or all cash dividends paid on our outstanding common stock. At our discretion, the Plan Administrator shall apply funds toward the purchase of shares of our common stock either directly from us or in market transactions. The price to be paid by participants for each share of our common stock purchased directly from us under the Plan will be a price equal to the average of the daily high and low sales prices, computed up to six decimal places, of our common stock as reported on the New York Stock Exchange on the dividend payment date. The price to be paid by participants for each share of our common stock purchased in market transactions will be equal to the weighted average price of the actual prices paid, computed up to six decimal places, for all shares of our common stock purchased by the Plan Administrator in connection with such market transactions.

In addition, the Plan also allows existing stockholders to make optional cash purchases of our common stock. At our discretion, the Plan Administrator shall apply such optional cash payments toward the purchase of shares of our common stock either directly from us or in market transactions. The price to be paid by participants for each share of our common stock purchased directly from us by such an optional cash purchase will be equal to the average of the daily high and low sales prices, computed up to six decimal places, of our common stock as reported on the New York Stock Exchange on the investment date. The price to be paid by participants for each share of our common stock purchased in market transactions by such an optional cash purchase will be equal to the weighted average price of the actual prices paid, computed up to six decimal places, for all shares of our common stock purchased by the Plan Administrator in connection with such market transactions.

This prospectus relates to the offer and sale of our common stock under the Plan. You should retain this prospectus for future reference.

Our common stock is listed on the New York Stock Exchange under the ticker symbol “C,” and on the Tokyo Stock Exchange and the Mexico Stock Exchange.

Plan Highlights:

•	No fees on purchases made with reinvested dividends.

•	Certificate safekeeping in book entry form by Computershare Trust Company, N.A., as Plan Administrator, at no charge to you.

•	Recordkeeping and reporting will be provided, at no charge to you.

•	Full or partial dividend reinvestment options.

•	You may invest additional cash in shares of our common stock, with or without enrolling in dividend reinvestment.

Investing in our common stock involves a number of risks. See “Risk Factors” on page 2 before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

These securities are not deposits or savings accounts but are unsecured obligations of Citigroup. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

July 22, 2008

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act of 1933, Citigroup filed a registration statement relating to the securities offered by this prospectus with the Securities and Exchange Commission (the “SEC”). This prospectus is a part of that registration statement, which includes additional information.

Citigroup files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Citigroup files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

The SEC allows Citigroup to “incorporate by reference” the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Citigroup files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. Citigroup incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

(a)	Annual Report on Form 10-K for the year ended December 31, 2007;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

(c)	Current Reports on Form 8-K filed on January 15, 2008, January 17, 2008, January 18, 2008, January 22, 2008, January 25, 2008, January 30, 2008, February 1, 2008, February 29, 2008, March 5, 2008, March 26, 2008, April 11, 2008, April 18, 2008, April 25, 2008, April 28, 2008, May 5, 2008, May 12, 2008, May 13, 2008, June 12, 2008, July 2, 2008 (but only as to Item 8.01 and Exhibit 99.1 filed therewith), July 3, 2008, July 11, 2008 and July 18, 2008; and

(d)	Registration Statement on Form 8-B, dated May 10, 1988, describing our common stock, including any amendments or reports filed for the purpose of updating such description.

All documents Citigroup files publicly pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering of the securities described in this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

You may request a copy of these filings, at no cost, by e-mailing a request to docserve@citi.com or writing or telephoning Citigroup at the following address:

Citi Document Services

540 Crosspoint Parkway

Getzville, NY 14068

(877) 936-2737 (toll free)

(716) 730-8055 (outside the U.S.)

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it. Citigroup has not authorized anyone to provide you with different information. Citigroup is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

CITIGROUP INC.

Citigroup is a global diversified financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup has more than 200 million customer accounts and does business in more than 100 countries. Citigroup was incorporated in 1988 under the laws of the State of Delaware as a corporation with perpetual duration.

Citigroup is a holding company and services its obligations primarily with dividends and advances that it receives from subsidiaries. Citigroup’s subsidiaries that operate in the banking and securities business can only pay dividends if they are in compliance with the applicable regulatory requirements imposed on them by federal and state bank regulatory authorities and securities regulators. Citigroup’s subsidiaries may be party to credit agreements that also may restrict their ability to pay dividends. Citigroup currently believes that none of these regulatory or contractual restrictions on the ability of its subsidiaries to pay dividends will affect Citigroup’s ability to service its own debt. Citigroup must also maintain the required capital levels of a bank holding company before it may pay dividends on its stock. Each of Citigroup’s major operating subsidiaries finances its operations on a stand-alone basis consistent with its capitalization and ratings.

Under the regulations of the Federal Reserve, a bank holding company is expected to act as a source of financial strength for its subsidiary banks. As a result of this regulatory policy, the Federal Reserve might require Citigroup to commit resources to its subsidiary banks when doing so is not otherwise in the interests of Citigroup or its stockholders or creditors.

Citigroup’s principal office is located at 399 Park Avenue, New York, NY 10043, and its telephone number is (212) 559-1000.

RISK FACTORS

Investing in our common stock involves risk. See the risk factors described in our Annual Report on Form 10-K for our most recent fiscal year, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our common stock to decline. You could lose all or part of your investment.

DESCRIPTION OF THE PLAN

Our Dividend Reinvestment Plan is described in the following questions and answers:

1.	What is the purpose of the Plan and what use will be made of the proceeds?

The purpose of the Plan is to provide common stockholders with a convenient and economical method to automatically reinvest their cash dividends in shares of our common stock without paying transaction or processing fees and to make optional cash payments to purchase additional shares of our common stock. The Plan is intended to benefit long-term investors who want to increase their investment in our common stock. We intend to use the net proceeds from the sale of newly-issued shares of our common stock or treasury stock offered hereby for general corporate purposes.

2.	Who is the Plan’s administrator?

The Plan is being administered by Computershare Trust Company, N.A. (the “Plan Administrator”). The Plan Administrator keeps records, sends statements of account to each participant in the Plan and performs other duties related to the Plan, including the safekeeping of the shares purchased for each participant. The Plan Administrator also acts as the dividend disbursing agent, transfer agent and registrar for our common stock.

3.	What are the advantages of participating in the Plan?

•

The Plan provides you with the opportunity to purchase additional shares of common stock, if desired, by automatically reinvesting all or a portion of your cash dividends on our common stock in the Plan.

•

The Plan also provides you with the opportunity to purchase additional shares of common stock, if desired, by investing additional cash (minimum of $50 per investment), up to an aggregate of $120,000 per calendar year, in additional shares of our common stock, with or without enrolling in dividend reinvestment.

•

You will pay no transaction or processing fees, expenses or service charges on shares of stock purchased under the Plan with reinvested dividends. You will, however, pay a transaction and processing fee on purchases made with optional cash payments. See Question 8.

•

Funds invested in the Plan are fully invested through the purchase of fractions of shares, as well as whole shares, and proportionate cash dividends on fractions of shares are used to purchase additional shares.

•

The Plan offers a “share safekeeping” service whereby, at no cost, you may deposit your common stock certificates with the Plan Administrator and have your ownership of such common stock maintained on the Plan Administrator’s records as part of your Plan account.

•	You will receive statements containing year-to-date information on all Plan transactions in your account within a reasonable time after a transaction occurs, designed to simplify your record keeping.

4.	What are the disadvantages of participating in the Plan?

•

For Federal income tax purposes, you will be treated as having received dividend income on the dividend payment date; such dividend will generally give rise to a tax liability even though no cash was actually paid to you. See “Certain Federal Income Tax Considerations.”

•	No interest will be paid by us or the Plan Administrator on dividends held pending reinvestment or on optional cash purchase payments held pending investment. See Question 19.

•

You bear the risk of loss and the benefits of gain from market price changes for all of your shares of common stock. NEITHER WE NOR THE PLAN ADMINISTRATOR CAN GUARANTEE THAT SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN WILL, AT ANY PARTICULAR TIME, BE WORTH MORE OR LESS THAN THEIR PURCHASE PRICE.

•

The price of our shares may fluctuate in the interim between your investment decision and the time of the actual purchase and may decline between the time you decide to sell and the time at which your shares are actually sold.

•

We may, in our sole discretion, without prior notice to you, change our determination as to whether shares of our common stock will be purchased by the Plan Administrator directly from us or through market purchases. This determination will be made based upon general market conditions, the relationship between purchase price and book value per share, regulatory requirements and other factors.

5.	How is the Plan different from Citigroup’s 2003 Dividend Reinvestment Plan?

We previously had in place our Dividend Reinvestment Plan (the “2003 Plan”) that provided stockholders the opportunity to reinvest their dividends in our common stock. This Plan differs as follows:

•	We have appointed a new Plan Administrator.

•	The new Plan offers our common stockholders the opportunity to make direct stock purchases through optional cash investments. The 2003 Plan only provided for reinvestment of dividends.

Please refer to the rest of this Prospectus and the Plan itself for more details regarding changes to the Plan.

6.	I was a participant in the 2003 Plan. What do I need to do under this new Plan?

As a participant in the 2003 Plan, you will automatically be enrolled in the current Plan, according to the terms and conditions laid out in this Prospectus and in the Plan itself, with no need to fill out a new enrollment form. You may change your reinvestment option or withdraw from the Plan just like any other participant. See Questions 12 and 24 for more details.

7.	Who is eligible to participate?

You may participate in the Plan if: (a) you are a “registered holder;” that is, your shares are registered in your name on our stock transfer books, or (b) you are a “beneficial owner;” that is, your shares are registered in a name other than your name (for example, in the name of a broker, bank or other nominee). Registered holders may participate in the Plan directly. If you are a beneficial owner, you must either become a registered holder by having shares transferred into your own name or make arrangements with your broker, bank or other nominee who is the registered holder to participate on your behalf.

If you live outside the United States, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan, or affect the terms of the Plan. We have the right to terminate participation of any stockholder if we deem it advisable under any foreign laws or regulations. Tax consequences of Plan participation may vary under foreign laws or regulations, and you should determine the tax treatment of Plan features before you decide to invest through the Plan.

The Plan is intended for the benefit of our investors and not for persons or entities who engage in transactions that cause or are designed to cause aberrations in the price or trading volume of our common stock. Notwithstanding anything in the Plan to the contrary, we reserve the right to exclude from participation in the Plan at any time any persons or entities, as determined in our sole discretion.

8.	Is there a cost to participate in the Plan?

We will pay all administrative costs associated with the reinvestment of dividends under the Plan. You pay no transaction or processing fees, expenses or service charges under the Plan in connection with such purchases under the Plan; however, your broker, bank or other nominee may charge you a fee for participating on your behalf. If the Plan purchases shares with reinvested dividends in market transactions instead of directly from us, we will pay any brokerage fees or commissions on such purchases.

In connection with any optional cash payments you may make under the Plan, the Plan Administrator will charge you a service fee of $0.03 per share. The processing fee includes any brokerage commissions the Plan Administrator is required to pay. In addition, the Plan Administrator will charge you a $5 transaction fee for optional cash payments made by check, and a $2.50 transaction fee for each optional cash payment made by one-time or recurring debit from your U.S. bank account.

When shares of common stock are sold by the Plan Administrator for you via a batch order sale, you will incur a transaction fee of $15 per transaction plus a processing fee of $0.12 per share and any applicable transfer taxes. Alternatively, if you request that the Plan Administrator sell shares for you via a market order sale, you will incur a transaction fee of $25 per transaction plus a processing fee of $0.12 per share.

9.	How do I enroll?

Stockholders who currently participate in the 2003 Plan are automatically enrolled in the Plan. Otherwise, stockholders may join the Plan at any time by going online to www.computershare.com or by completing the enrollment form and mailing it to the Plan Administrator at the address given below in Question 26. If your shares of common stock are registered in a name other than your own (e.g., in the name of a broker or bank nominee) then you must either: (1) have your shares re-registered in your own name(s) and then complete the enrollment form, or (2) make arrangements with your bank, broker or other nominee who is the record holder to participate on your behalf. Stockholders whose shares are registered in a name of the broker or nominee must verify for themselves whether their broker will provide the services and features of the Plan directly to them. All communications regarding the Plan by these stockholders must be made directly to their broker or nominee.

10.	What options does the enrollment form provide?

The enrollment form appoints the Plan Administrator as your agent for purposes of the Plan. It also directs us to pay to the Plan Administrator for reinvestment all the cash dividends on the specified number of shares owned by you on the applicable record date and designated by you to be included in the Plan, including all whole and fractional shares of common stock that have been credited to your Plan account. You can reinvest your common stock dividends through one of the following options:

(a) Full Dividend Reinvestment.    If this option is selected, the Plan Administrator will apply all cash dividends paid on all shares of common stock registered in your name, including all whole and fractional shares of common stock which have been credited to your Plan account, toward the purchase of additional shares of our common stock. In addition, you will be able to make optional cash payments for the purchase of additional shares of our common stock in accordance with the Plan.

(b) Partial Dividends Paid in Cash.    If this option is selected, the Plan Administrator will pay dividends in cash on the number of shares of common stock you specify on the enrollment form and apply the balance toward the purchase of additional shares of common stock. In addition, you will be able to make optional cash payments for the purchase of additional shares of our common stock in accordance with the Plan.

(c) All Dividends Paid in Cash (No Dividend Reinvestment).    If this option is selected, your dividends will not be reinvested. Instead, you will receive payment by check or automatic deposit for all of your cash dividends. This option will also permit you to make optional cash payments for the purchase of additional shares of our common stock in accordance with the Plan.

You may select any investment option. In each of option (a) or (b), dividends will be reinvested on all participating shares, including shares held in the Plan account, until you specify otherwise by contacting the Plan Administrator, or withdraw from the Plan altogether, or until the Plan is terminated.

11.	When will participation in the Plan begin?

Participation in the Plan will begin upon receipt of a properly completed enrollment form. Thereafter, it will not be necessary to submit an additional enrollment form. See Questions 13, 16 and 17 for more details on dividend reinvestments.

The enrollment form must be received by the Plan Administrator by the record date established for a particular dividend in order for a stockholder to be eligible for reinvestment of such dividends under the Plan for that related dividend; otherwise, reinvestment will begin on the dividend payment date following the next dividend record date. If the enrollment form is received in the period between any record date and dividend payment date, that dividend may be paid in cash and dividend reinvestment will begin on the next dividend payment date.

12.	Can I change my dividend reinvestment options?

Yes. You may change your dividend reinvestment option at any time by requesting a new enrollment form and returning it to the Plan Administrator or by calling the Plan Administrator at 1-888-250-3985 (within the United States and Canada) or 1-781-575-4555 (outside the United States and Canada), or by going online to www.computershare.com, selecting “Investor Centre,” and following the online instructions.

13.	How are the shares purchased through dividend reinvestments under the Plan?

We will pay the Plan Administrator all dividends for shares of common stock owned by you in the Plan. At our discretion, the Plan Administrator will then apply such funds towards the purchase of our common stock, either directly from us or in market transactions. The decision whether shares will be purchased for Plan participants directly from us or in market transactions will be based upon general market conditions, the relationship between purchase price and book value per share, regulatory requirements and other factors.

14.	How can I make an optional cash payment?

You may make an optional cash payment for the purchase of additional shares of common stock at any time, subject to the limitations listed in the response to Question 15 below.

You may do so in any one of three ways:

(a) By Check.    You can make additional cash investments by sending a check, payable to Computershare – Citigroup, in U.S. dollars drawn on a U.S. bank. Cash, traveler’s checks, money orders or third party checks are not acceptable. Optional cash investments may be mailed to the Plan Administrator with the tear-off portion of your account statement or via detailed written instructions and enclosed in the return envelope with each statement, or mailed to the address specified on the statement. Checks must be received by the Plan Administrator at least two business days before an investment date in order to be invested on that date. When investing by check, you do not need to invest the same amount each time, and you are under no obligation to make investments in any month or at any particular time.

(b) By One-Time Online Bank Debit.    You can make an investment online by logging on to www.computershare.com, selecting “Investor Centre,” and following the online instructions. You should refer to the online confirmation for your bank account debit date and investment date. When investing by one-time online bank debit, you do not need to invest the same amount each time, and you are under no obligation to make investments in any month or at any particular time.

(c) By Recurring Automatic Debits from a U.S. Bank Account.    You may also authorize the Plan Administrator, on a Direct Debit Authorization Form or the Plan Administrator’s website, www.computershare.com, to make recurring monthly purchases of a specified dollar amount ($50 minimum) paid for by automatic withdrawal from your U.S. bank account. Funds will be withdrawn from the bank account, via electronic funds transfer, on the 9th day of each month (or the next business day if the 9th day is not a business day). Requests will be processed and will become effective as promptly as practicable; however, you should allow four to six weeks for the first investment to be initiated. Automatic deductions will continue at the level you set until you change your instructions by notifying the Plan Administrator. To terminate monthly purchases by automatic withdrawal, written, signed instructions must be sent to the Plan Administrator. It is your responsibility to notify the Plan Administrator if any direct debit information changes.

15.	What are the limitations on the amount of cash payments?

You may make optional cash payments of as little as $50, and up to an aggregate of $120,000 for every calendar year.

If any check, draft or electronic funds transfer that you tender or order as payment to the Plan Administrator for the purchase of common stock is dishonored, refused or returned, you agree that the purchased shares, when credited to your account, may be sold on the Plan Administrator’s order, without your consent or approval, to satisfy the amount owing on the purchase. The “amount owing” will include the purchase price paid, any purchase and sale transaction fees, any brokerage commissions and the Plan Administrator’s returned check or failed electronic payment fee of $25. If the sale proceeds of purchased shares are insufficient to satisfy the amount owing, you authorize the Plan Administrator to sell additional shares then credited to your account as necessary to cover the amount owing, without your further consent or authorization. The Plan Administrator may sell shares to cover an amount owing as a result of your order in any manner consistent with applicable securities laws. Any sale for that purpose on a national securities market, such as the New York Stock Exchange, will be considered to be commercially reasonable. You grant the Plan Administrator a security interest in all shares credited to your account, including securities subsequently acquired and held or tendered for deposit, for purposes of securing any amount owing as described in this paragraph.

16.	When will dividends and optional cash purchase payments be invested?

Dividends on shares in the Plan will be invested generally on the dividend payment date or the next trading day if such date is not a trading day, if the shares are purchased from us, or within thirty (30) days after the dividend payment date, if the shares are purchased in market transactions, except where completion at a later date is necessary or advisable under applicable securities laws.

Purchases of shares with optional cash payments will be made on the fifteenth calendar day of every month or the next trading day if the fifteenth day is not a trading day if the shares are purchased from us, or within thirty-five (35) days after the purchase date, if the shares are purchased in market transactions, except where completion at a later date is necessary or advisable under securities laws. Optional cash payments must be received at least two business days prior to a purchase date to be used to purchase shares on that purchase date.

17.	At what price will shares be purchased under the Plan?

Shares purchased under the Plan, through reinvested dividends or optional cash payments, will be acquired at the prices described below:

Shares Acquired Directly From Us.    All shares acquired directly from us will be acquired at a price equal to the average of the daily high and low sales prices, computed up to six decimal places, if necessary, of our common stock as reported on the New York Stock Exchange on the dividend payment date. A “trading day” means a day on which trades in shares of our common stock are reported on the New York Stock Exchange.

Shares Acquired in Market Transactions.    If we elect to purchase shares in market transactions, the price per share of such shares to you will be equal to the weighted average of the actual prices, computed up to six decimal places, for all the common stock purchased by the Plan Administrator in connection with such market transactions on the purchase date. Market purchases may be made, at the Plan Administrator’s option, on any securities exchange where the shares of our common stock are traded, in the over-the-counter market or in privately negotiated transactions with third persons, and may be on such terms as to price, delivery, and otherwise as the Plan Administrator may determine.

Neither we nor any participant has any authority or power to direct the time or the price at which any market purchase is completed or as to the selection of a broker or dealer through or from whom such purchases are to be made.

For the purpose of making purchases, the Plan Administrator will commingle the funds of the participants. The purchase of shares under the Plan at any given date or time will be subject to compliance with applicable Federal and state securities laws.

18.	May optional cash purchase payments be refunded?

No. There will be no refunds available once you have tendered payment for optional cash investments to the Plan Administrator.

19.	Will interest be paid on optional cash purchase payments?

No. Interest will not be paid by us or by the Plan Administrator on funds held by the Plan Administrator pending investment. Since no interest will be paid on such funds, we urge you to make optional cash payments shortly before the purchase date (as described above in Question 16).

20.	Does the Plan Administrator hold my shares in an account?

Yes. The Plan Administrator will establish an account for you under the Plan and will credit to your Plan account the shares purchased with the cash dividends received by the Plan Administrator for you paid on the shares of our common stock, including those full and fractional shares of our common stock (computed up to six decimal places) acquired under the Plan.

21.	Will I receive certificates for common stock purchased through reinvested dividends under the Plan?

Common stock purchased through reinvested dividends under the Plan for your Plan account will be credited to your Plan account and certificates for such shares will not be issued to you unless and until requested. The total number of shares credited to your Plan account will be shown on each account statement. This custodial service helps to protect you against the risk of loss, theft or destruction of stock certificates. Certificates for any number of whole shares credited to your account will be issued to you at any time upon written request to the Plan Administrator or by using the transaction request form attached to the bottom portion of your account statement. You may also request a certificate by calling the Plan Administrator at 1-888-250-3985 (within the United States and Canada) or 1-781-575-4555 (outside the United States and Canada) or going online to www.computershare.com, clicking on “Investor Centre” and following the online instructions. Cash dividends with respect to shares represented by certificates issued to you will continue to be automatically reinvested as specified by you on your enrollment form. Any remaining shares will continue to be credited to your Plan account.

If the request to the Plan Administrator is for certificates to be issued for all shares credited to your Plan account, any fractional share will be paid in cash. The cash payment will be based upon the then current market price of our common stock less any transaction and processing fees and any other costs of sale. Certificates for fractions of shares will not be issued under any circumstances.

22.	Can I deposit certificates of common stock into my Plan account for safekeeping?

Yes. As a participant in the Plan, you can deposit into your Plan account certificate(s) of our common stock held by you. To deposit your shares, you should send the certificate(s) to the Plan Administrator at the address provided in Question 26, by registered or certified mail, with return receipt requested or via some other form of traceable mail. You should insure the certificate(s) because you bear the risk of their loss in transit. You SHOULD NOT sign the certificate(s) or complete the assignment section.

When submitting certificate(s) for deposit into your Plan account, be sure to include a written request to have to certificate(s) deposited. Shares that you deposit will be credited to your Plan account. This protects the certificate(s) against the risk of loss, theft or destruction.

23.	How may I sell shares that I hold through the Plan?

You may sell your shares of common stock credited to your account by contacting the Plan Administrator. You have two choices when making a sale, depending on how the sale request is submitted.

(a) Market Order.    A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com through Investor Centre or by calling the Plan Administrator directly at 1-888-250-3985 (within the United States and Canada) or 1-781-575-4555 (outside the United States and Canada). Market order sale requests received at www.computershare.com through Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern time). Any orders received after 4:00 p.m. Eastern time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by the Plan Administrator’s broker, less a service charge of $25 and applicable processing fees, currently $0.12 per share.

(b) Batch Order.    A batch order is an accumulation of all sales requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable Federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available at www.computershare.com through Investor Centre, by calling Computershare directly at 1-888-250-3985 (within the United States and Canada) or 1-781-575-4555 (outside the United States and Canada) or in writing. All sales requests received in writing will be submitted as batch order sales. The Plan Administrator will cause your shares to be sold on the open market within five business days of receipt of a request. To maximize cost savings for batch order sale requests, the Plan Administrator will seek to sell shares in round lot transactions. For this purpose the Plan Administrator may combine each selling participant’s shares with those of other selling participants. In every case of a batch order sale, the price to each selling Plan participant shall be the weighted average sale price obtained by the Plan Administrator’s broker for each aggregate order placed by the Plan Administrator and executed by the broker, less a service charge of $15 and applicable processing fees, currently $0.12 per share. Proceeds are normally paid by check, which are distributed within 24 hours after a participant’s sale transaction has settled.

If the dollar value of the sale is expected to be equal to or less than $25,000, you may contact the Plan Administrator online at www.computershare.com or call the Plan Administrator directly at 1-888-250-3985 (within the United States and Canada) or 1-781-575-4555 (outside the United States and Canada). If the dollar value of the sale is expected to exceed $25,000, you must submit your request in writing or complete and submit the tear-off portion of your account statement.

The Plan Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold and no one, other than the Plan Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

You should be aware that the price of our common stock may rise or fall during the period between a request for sale, its receipt by the Plan Administrator and the ultimate sale on the open market. Instructions sent to the Plan Administrator to sell shares are binding and may not be rescinded. If you prefer to have complete control as to the exact timing and sales prices, you can request to transfer the shares to a broker.

If you elect to sell shares online, you may utilize the Plan Administrator’s international currency exchange service to convert the sale proceeds to your local currency prior to them being sent to you. Receiving sales proceeds in a local currency and having a check drawn on a local bank avoids the timely and costly “collection” process required for cashing U.S. dollar checks. This service is subject to additional terms and conditions and fees, which you must agree to online.

24.	How do I withdraw from, and terminate participation in, the Plan?

You may withdraw from the Plan at any time by notifying the Plan Administrator by logging on to www.computershare.com (through Investor Centre), by calling Computershare directly at 1-888-250-3985 (within the United States and Canada) or 1-781-575-4555 (outside the United States and Canada) or in writing. Upon withdrawal, the Plan Administrator will terminate your Plan account and mail a stock certificate for the whole shares in the Plan account, unless you have requested the transfer or sale of the shares by the Plan Administrator. In any termination, the Plan Administrator will sell in the open market any fractional shares credited to your Plan account, and send the proceeds to you less transaction and processing fees and any other costs of sale. You may also withdraw from the Plan by requesting a sale of your shares as described in Question 23.

The Plan Administrator must receive your notification to withdraw from and terminate participation in the Plan prior to the next dividend record date. Otherwise, the Plan Administrator, in its sole discretion, may either distribute your dividends in cash or reinvest them in shares on your behalf. If reinvestment is made, the Plan Administrator will process your withdrawal as soon as practicable and in no event later than five business days after the investment is completed. After your withdrawal, we will pay you directly any cash dividends corresponding to a record date after the date of your withdrawal.

If you are not a registered stockholder but you have arranged for a broker, bank or other nominee to participate in the Plan on your behalf, you should contact such broker, bank or other nominee to terminate such arrangement.

25.	What statements will be sent to participants in the Plan?

As soon as practicable following each reinvestment of your dividends in our common stock, the Plan Administrator will mail to you a statement of account showing amounts invested, the purchase price, the number of shares purchased or sold and any applicable fees, and other activity associated with share deposits, transfers or withdrawals for the year to date. For market order transactions, the time of sale will be provided. You will receive one or more IRS Form 1099(s) showing income reportable for Federal income tax purposes following the final reinvestment in each calendar year. These statements are your record of the cost basis of your purchases and should be retained for income tax and other purposes. In addition, during the year you will receive copies of the same communications sent to all other stockholders. ACCOUNT STATEMENTS SHOULD BE RETAINED BY YOU FOR YOUR RECORDS AS THERE MAY BE A FEE CHARGED FOR DUPLICATES REQUESTED.

26.	What are the contacts for inquiries and actions by participants under the Plan?

All terminations, withdrawals, sale of shares and change of addresses, as well as all other correspondence and questions regarding the Plan and a participant’s account, should be directed to:

Plan Administrator:	Computershare Trust Company, N.A.
Address:	Attn: Citigroup Inc. Dividend Reinvestment Plan P.O. Box 43078 Providence, RI 02940-3078
Telephone Numbers:	1-888-250-3985 from within the U.S. and Canada 1-781-575-4555 from elsewhere
Website:	www.computershare.com

An automated response system is available 24 hours per day, 7 days per week. Customer service associates are available from 8:30 a.m. until 6:00 p.m., Eastern time, each business day. You should include your name, address, daytime telephone number, account number and reference Citigroup Inc. on all written correspondence.

27.	May shares in my Plan account be assigned or pledged?

No. You must first withdraw the shares you wish to pledge or assign from the Plan before you can assign or pledge them.

28.	What happens if Citigroup issues a stock dividend, declares a stock split or has a rights offering?

If we issue a stock dividend or declare a stock split on our common stock, any shares distributed by us on both the shares for which you hold certificates and those credited to your Plan account will be credited to your Plan account. In the event we make available to our stockholders rights to purchase additional shares of our common stock or other securities, you will receive appropriate instructions in connection with all such rights directly from the Plan Administrator in order to permit you to determine what action you desire to take. Transaction processing under the Plan may be curtailed or suspended until the completion of any stock dividend, stock split or stockholder rights offering or similar transaction.

29.	Can I vote shares in my Plan account?

Yes. You will receive a proxy for the total number of shares held, both the shares for which you hold certificates and those credited to your Plan account. The total number of shares held may also be voted in person at a meeting. If your proxy is not returned or if it is returned unsigned, none of your shares will be voted unless you vote in person.

30.	May the Plan be changed or discontinued?

Yes. We may amend or supplement the Plan at any time or times, including the period between the dividend record date and the related dividend payment date. Any such amendment may include an appointment by us of a successor Plan Administrator under the terms and conditions contained in the Plan. The Plan Administrator will send notice to participants of any amendments to the Plan as soon as practicable after any such amendments. Any amendment or supplement will conclusively be deemed to be accepted by you unless, prior to the effective date thereof, the Plan Administrator receives notice of termination of your Plan account.

We reserve the right to suspend or terminate the Plan in whole or part at any time. The Plan Administrator will send notice to participants of any suspension or termination of the Plan as soon as practicable after any such suspension or termination.

31.	Are there any circumstances in which I will no longer be eligible to participate in the Plan?

Yes. We reserve the right to terminate the participation of any stockholder if we deem it advisable under any foreign laws or regulations and to exclude from participation in the Plan, at any time, any persons or entities, as determined in our sole discretion.

We also reserve the right to instruct the Plan Administrator to close the Plan account of a participant that contains less than one share of common stock. The fractional share will be sold at the then-current market price, less any service and processing fees which include any brokerage commission the Plan Administrator is required to pay. A check for the net sale proceeds will be mailed to you at your address of record.

32.	What are the responsibilities of Citigroup or the Plan Administrator under the Plan?

The Plan Administrator has had no responsibility with respect to the preparation or contents of this prospectus. Neither we nor the Plan Administrator, in administering, interpreting, or performing our duties under the Plan, will be liable hereunder for any act done in good faith, or for any good faith omission to act, including without limitation, any claims of liability (1) arising out of failure to terminate your account upon your death prior to receipt of notice in writing of such death, (2) with respect to the prices at which shares of our common stock are purchased or sold for your account and the times such purchases or sales are made, or (3) with respect to any loss or fluctuation in the market value after the purchase of shares.

All notices from the Plan Administrator to a participant will be mailed to the participant’s last address of record, which will satisfy the Plan Administrator’s responsibility to give notice.

YOU SHOULD RECOGNIZE THAT WE CANNOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS IN VALUE OF THE SHARES OF COMMON STOCK YOU PURCHASE UNDER THE PLAN.

33.	Who bears the risk of market fluctuations in Citigroup’s common stock?

Your investment in shares held in your Plan account is no different than your investments in directly held shares. You bear all risk of loss that may result from market fluctuations in the price of common stock.

Neither we nor the Plan Administrator can guarantee that shares purchased under the Plan will, at any particular time, be worth more or less than their purchase price.

34.	Does the Plan reflect a change in Citigroup’s dividend policy?

No. This prospectus does not represent a change in our dividend policy or a guarantee of future dividends, which will continue to depend upon our earnings, financial requirements, government regulations and other factors.

35.	Who interprets and regulates the Plan?

WE RESERVE THE RIGHT, WITHOUT NOTICE TO PARTICIPANTS, TO INTERPRET AND REGULATE THE PLAN AS WE DEEM NECESSARY OR DESIRABLE. ANY SUCH INTERPRETATION AND REGULATION WILL BE CONCLUSIVE. Neither we nor the Plan Administrator, in administering, interpreting or performing their duties under the Plan, will be liable for any act committed or omitted in good faith.

36.	What law governs the Plan?

The terms and conditions of the Plan and its operation are governed by the internal laws of the State of New York.

37.	How do I get more information?

Questions regarding the Plan should be directed to: Computershare Trust Company, N.A., Attn.: Citigroup Dividend Reinvestment Plan, P.O. Box 43078, Providence, Rhode Island 02940-3078. You can also contact the Plan Administrator by telephone at 1-888-250-3985 (within the United States and Canada) or at 1-781-575-4555 (outside the United States and Canada). If your shares are not held in your name, contact your brokerage firm, bank, or other nominee for more information. They can contact the Plan Administrator directly for instructions on how to participate on your behalf.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

38.	What are the Federal income tax consequences of participating in the Plan?

The following is a summary of certain Federal income tax considerations regarding the Plan. This summary is based on current law, is for your general information only and is not tax advice. This discussion assumes that you hold our common stock as a capital asset (i.e., property generally held for investment). This discussion does not purport to deal with all aspects of taxation that may be relevant to you in light of your personal investment circumstances or to certain types of investors who are subject to special treatment under the Federal income tax laws (including insurance companies, partnerships, tax-exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States). If you wish to participate in the Plan, you should consult your tax advisor regarding the specific tax consequences (including the Federal, state, local and foreign tax consequences) that may affect you if you participate in the Plan, and of potential changes in applicable tax laws.

The reinvestment of dividends does not relieve you of any income tax which may be payable on such dividends. When your dividends are reinvested to acquire shares (including any fractional share) directly from us, you will generally be treated as having received on the dividend payment date a taxable dividend in an amount equal to the fair market value of our common stock purchased for your account under the Plan with those dividends (the “Fair Market Value”). We intend to treat the Fair Market Value as equal to the average of the high and low prices of our common stock on the New York Stock Exchange on the dividend payment date.

When your dividends are reinvested to acquire shares (including any fractional share) purchased in market transactions, you will generally be treated as having received a taxable dividend equal to the amount of cash dividends used to make those purchases, plus the amount of any brokerage fees paid by us in connection with those purchases.

You should be aware that, when we pay brokerage fees on your behalf for shares purchased in market transactions, the taxable income recognized by you as a participant in the Plan will be greater than the taxable income that would have resulted solely from the receipt of the dividend in cash.

Your tax basis in your shares of common stock purchased with reinvested dividends pursuant to the Plan will generally equal the amount of distributions you are treated as receiving (including any brokerage fees paid by us in connection with the purchases), as described above. Your tax basis in your shares acquired with optional cash payments will be the price actually paid by you for such shares. Your holding period for those shares (whether purchased with reinvested dividends or with optional cash payments, including any fractional share) generally will begin on the day after the applicable dividend payment date in the case of shares purchased from us and on the day after the shares are credited to your account in the case of shares purchased in market transactions. Consequently, shares of our common stock purchased at different times will have different holding periods.

You will not realize any income when you receive certificates for whole shares credited to your account under the Plan, either upon withdrawal of those shares from your Plan account or upon termination of the Plan. You will, however, realize gain or loss upon the sale or exchange of shares held in the Plan and, in the case of a fractional share, when you receive a cash payment for a fraction of a share credited to your Plan account. You therefore will recognize capital gain or loss equal to any difference between the amount of cash you receive for the shares or fractional share and your tax basis therein. Such capital gain or loss will be long-term capital gain or loss if your holding period for your shares or fractional share exceeded one year at the time of disposition.

The Plan Administrator will report to you for tax purposes the dividends to be credited to your account as well as any brokerage costs incurred by us on your behalf. Such information will also be furnished to the Internal Revenue Service (“IRS”) to the extent required by law.

39.	What are the effects of the Federal income tax withholding provisions to domestic participants?

We or the Plan Administrator may be required to withhold on all actual or deemed dividend payments to you if (i) you have failed to furnish your taxpayer identification number, which for an individual is his or her social security number, (ii) the IRS has notified us that you have failed to properly report interest or dividends or (iii) you have failed to certify, under penalties of perjury, that you are not subject to back-up withholding. If you are subject to back-up withholding tax on dividends under the Plan, the amount of tax to be withheld will be deducted from the amount of the cash dividend and only the reduced amount will be reinvested in Plan shares.

40.	What are the effects of the Federal income tax withholding provisions to foreign participants?

If you are a foreign participant whose income is subject to Federal income tax withholding, for purposes of calculating the amount to be withheld, we will treat you as having received the same amount of dividend income as if you were a domestic participant, as described in Question 38 above. The amount of tax to be withheld will be deducted from the amount of the cash dividend and only the reduced amount will be reinvested in Plan shares.

The Plan Administrator will indicate the amount of tax withheld on your statement of account. If you believe the tax has been withheld in error, you may file a claim for refund with the IRS.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on Citigroup’s management’s beliefs and assumptions and on information currently available to Citigroup’s management. Forward-looking statements include information concerning Citigroup’s possible or assumed future results of operations and statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, those discussed elsewhere in this prospectus and the documents incorporated by reference in this prospectus. You should not put undue reliance on any forward-looking statements. Citigroup does not have any intention or obligation to update forward-looking statements after it distributes this prospectus.

USE OF PROCEEDS

Proceeds from any shares of common stock purchased directly from Citigroup under the Plan will be available for general corporate purposes. We have no basis for estimating either the number of shares of common stock that will ultimately be purchased directly from us, if any, under the Plan or the prices at which such shares will be sold.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases our common stock in market transactions, the common stock acquired under the Plan will be sold directly by us through the Plan. We may sell our common stock to stockholders (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of our common stock trade or in privately negotiated transactions. Our common stock is currently listed on the New York Stock Exchange, the Tokyo Stock Exchange and the Mexico Stock Exchange.

Subject to the availability of shares of our common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends or optional cash purchases.

We will pay any and all transaction and processing fees and related expenses incurred in connection with purchases of our common stock with reinvested dividends under the Plan. In connection with any optional cash payments you may make under the Plan, the Plan Administrator will charge you a processing fee of $0.03 per share. The processing fee includes any brokerage commissions the Plan Administrator is required to pay. In addition, the Plan Administrator will charge you a $5 transaction fee for optional cash payments made by check, and a $2.50 transaction fee for each optional cash payment made by a one-time or recurring debit from your U.S. bank account. When shares of common stock are sold by the Plan Administrator for you via a batch order sale, you will incur a transaction fee of $15 per transaction plus a processing fee of $0.12 per share and any applicable transfer taxes. Alternatively, if you request that the Plan Administrator sell shares for you via a market order sale, you will incur a transaction fee of $25 per sale plus a brokerage commission of $0.12 per share.

Our common stock may not be available under the Plan in all states or jurisdictions. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus will be passed upon by Michael S. Zuckert, General Counsel, Finance and Capital Markets of Citigroup, 399 Park Avenue, New York, New York 10043. Mr. Zuckert beneficially owns, or has rights to acquire under Citigroup’s employee benefit plans, an aggregate of less than 1% of Citigroup’s common stock.

EXPERTS

The consolidated financial statements of Citigroup Inc. as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their reports dated February 22, 2008. The consolidated financial statements are included in Citigroup’s annual report on Form 10-K for the year ended December 31, 2007, and incorporated by reference in this prospectus. The reports of KPMG LLP also are incorporated by reference in this prospectus. The consolidated financial statements of Citigroup referred to above are incorporated by reference in this prospectus in reliance upon such report and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on consolidated financial statements of Citigroup issued at future dates, and consents to the use of their report thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their report and said authority.

Common Stock

CITIGROUP INC.

Amended and Restated

Dividend Reinvestment

and

Direct Stock Purchase Plan

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUSES

Item 14.	Other Expenses of Issuance and Distribution:

The following table sets forth the various expenses payable by the registrant in connection with the Securities being registered hereby.

Registration fee	$58,459
Listing fees	$5,000
Legal fees and expenses*	$60,000
Accounting fees and expenses*	$6,300
Printing expenses*	$70,000
Total	$199,759

*	estimated expenses

Item 15.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized and ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145. Section Four of Article IV of Citigroup’s By-laws provides that Citigroup shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

Citigroup also provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article Tenth of Citigroup’s Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

For the undertaking with respect to indemnification, see Item 17 herein.

Item 16.	Exhibits.

Exhibit Number	Description

3.01.1	Restated Certificate of Incorporation of Citigroup Inc. (the Company), incorporated by reference to Exhibit 4.01 to the Company’s Registration Statement on Form S-3 filed December 15, 1998 (No. 333-68949).

3.01.2	Certificate of Designation of 5.321% Cumulative Preferred Stock, Series YY, of the Company, incorporated by reference to Exhibit 4.45 to Amendment No. 1 to the Company’s Registration Statement on Form S-3 filed January 22, 1999 (No. 333-68949).

3.01.3	Certificate of Amendment to the Restated Certificate of Incorporation of the Company dated April 18, 2000, incorporated by reference to Exhibit 3.01.3 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000 (File No. 1-9924).

3.01.4	Certificate of Amendment to the Restated Certificate of Incorporation of the Company dated April 17, 2001, incorporated by reference to Exhibit 3.01.4 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 (File No. 1-9924).

3.01.5	Certificate of Designation of 6.767% Cumulative Preferred Stock, Series YYY, of the Company, incorporated by reference to Exhibit 3.01.5 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 1-9924).

3.01.6	Certificate of Amendment to the Restated Certificate of Incorporation of the Company dated April 18, 2006, incorporated by reference to Exhibit 3.01.6 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006 (File No. 1-9924).

3.01.7	Certificate of Designation of 7% Non-Cumulative Convertible Preferred Stock, Series A, of the Company, incorporated by reference to Exhibit 3.01 to the Company’s Current Report on Form 8-K filed January 25, 2008 (File No. 1-9924).

3.01.8	Certificate of Designation of 7% Non-Cumulative Convertible Preferred Stock, Series B, of the Company, incorporated by reference to Exhibit 3.02 to the Company’s Current Report on Form 8-K filed January 25, 2008 (File No. 1-9924).

3.01.9	Certificate of Designation of 7% Non-Cumulative Convertible Preferred Stock, Series C, of the Company, incorporated by reference to Exhibit 3.03 to the Company’s Current Report on Form 8-K filed January 25, 2008 (File No. 1-9924).

3.01.10	Certificate of Designation of 7% Non-Cumulative Convertible Preferred Stock, Series D, of the Company, incorporated by reference to Exhibit 3.04 to the Company’s Current Report on Form 8-K filed January 25, 2008 (File No. 1-9924).

3.01.11	Certificate of Designation of 7% Non-Cumulative Convertible Preferred Stock, Series J, of the Company, incorporated by reference to Exhibit 3.05 to the Company’s Current Report on Form 8-K filed January 25, 2008 (File No. 1-9924).

3.01.12	Certificate of Designation of 7% Non-Cumulative Convertible Preferred Stock, Series K, of the Company, incorporated by reference to Exhibit 3.06 to the Company’s Current Report on Form 8-K filed January 25, 2008 (File No. 1-9924).

3.01.13	Certificate of Designation of 7% Non-Cumulative Convertible Preferred Stock, Series L1, of the Company, incorporated by reference to Exhibit 3.07 to the Company’s Current Report on Form 8-K filed January 25, 2008 (File No. 1-9924).

Exhibit Number	Description

3.01.14	Certificate of Designation of 7% Non-Cumulative Convertible Preferred Stock, Series N, of the Company, incorporated by reference to Exhibit 3.08 to the Company’s Current Report on Form 8-K filed January 25, 2008 (File No. 1-9924).

3.01.15	Certificate of Designation of 6.5% Non-Cumulative Convertible Preferred Stock, Series T, of the Company, incorporated by reference to Exhibit 3.09 to the Company’s Current Report on Form 8-K filed January 25, 2008 (File No. 1-9924).

3.01.16	Certificate of Designation of 8.125% Non-Cumulative Preferred Stock, Series AA, of the Company, incorporated by reference to Exhibit 3.10 to the Company’s Current Report on Form 8-K filed January 25, 2008 (File No. 1-9924).

3.01.17	Certificate of Designation of 8.40% Fixed Rate/Floating Rate Non-Cumulative Preferred Stock, Series E, of the Company, incorporated by reference to Exhibit 3.01 to the Company’s Current Report on Form 8-K filed April 28, 2008 (File No. 1-9924).

3.01.18	Certificate of Designation of 8.50% Non-Cumulative Preferred Stock, Series F, of the Company, incorporated by reference to Exhibit 3.01 to the Company’s Current Report on Form 8-K filed May 13, 2008 (File No. 1-9924).

3.02	By-Laws of the Company, as amended, effective October 16, 2007, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed October 19, 2007 (File No. 1-9924).

4.1*	Amended and Restated Dividend Reinvestment and Direct Stock Purchase Plan.

5.1*	Opinion of Michael S. Zuckert.

23.1*	Consent of Michael S. Zuckert (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP, independent registered public accounting firm.

24.1*	Powers of Attorney of certain Directors.

99.1*	Form of Enrollment Form for the Amended and Restated Dividend Reinvestment and Direct Stock Purchase Plan.

99.2*	Form of Direct Debit Authorization Form for the Amended and Restated Dividend Reinvestment and Direct Stock Purchase Plan.

*	Filed herewith.

Item 17.	Undertakings.

A.	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date to the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Citigroup Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 22, 2008.

CITIGROUP INC.

By:	/s/ Gary Crittenden
Name: Gary Crittenden Title: Chief Financial Officer

Pursuant to requirements of the Securities Act of 1933, as amended, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated on July 22, 2008.

/s/ Vikram Pandit Vikram Pandit	Chief Executive Officer (Principal Executive Officer) and Director

/s/ Gary Crittenden Gary Crittenden	Chief Financial Officer (Principal Financial Officer)

/s/ John C. Gerspach John C. Gerspach	Controller and Chief Accounting Officer (Principal Accounting Officer)

* Sir Winfried F.W. Bischoff	Chairman of the Board

* C. Michael Armstrong	Director

* Alain J.P. Belda	Director

* Kenneth T. Derr	Director

* John M. Deutch	Director

* Roberto Hernández Ramirez	Director

* Andrew N. Liveris	Director

* Anne Mulcahy	Director

* Richard D. Parsons	Director

* Judith Rodin	Director

* Robert E. Rubin	Director

* Robert L. Ryan	Director

* Franklin A. Thomas	Director

*By:	/s/ Gary Crittenden
Gary Crittenden Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

3.01.1	Restated Certificate of Incorporation of Citigroup Inc. (the Company), incorporated by reference to Exhibit 4.01 to the Company’s Registration Statement on Form S-3 filed December 15, 1998 (No. 333-68949).

3.01.2	Certificate of Designation of 5.321% Cumulative Preferred Stock, Series YY, of the Company, incorporated by reference to Exhibit 4.45 to Amendment No. 1 to the Company’s Registration Statement on Form S-3 filed January 22, 1999 (No. 333-68949).

3.01.3	Certificate of Amendment to the Restated Certificate of Incorporation of the Company dated April 18, 2000, incorporated by reference to Exhibit 3.01.3 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000 (File No. 1-9924).

3.01.4	Certificate of Amendment to the Restated Certificate of Incorporation of the Company dated April 17, 2001, incorporated by reference to Exhibit 3.01.4 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 (File No. 1-9924).

3.01.5	Certificate of Designation of 6.767% Cumulative Preferred Stock, Series YYY, of the Company, incorporated by reference to Exhibit 3.01.5 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 1-9924).

3.01.6	Certificate of Amendment to the Restated Certificate of Incorporation of the Company dated April 18, 2006, incorporated by reference to Exhibit 3.01.6 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006 (File No. 1-9924).

3.01.7	Certificate of Designation of 7% Non-Cumulative Convertible Preferred Stock, Series A, of the Company, incorporated by reference to Exhibit 3.01 to the Company’s Current Report on Form 8-K filed January 25, 2008 (File No. 1-9924).

3.01.8	Certificate of Designation of 7% Non-Cumulative Convertible Preferred Stock, Series B, of the Company, incorporated by reference to Exhibit 3.02 to the Company’s Current Report on Form 8-K filed January 25, 2008 (File No. 1-9924).

3.01.9	Certificate of Designation of 7% Non-Cumulative Convertible Preferred Stock, Series C, of the Company, incorporated by reference to Exhibit 3.03 to the Company’s Current Report on Form 8-K filed January 25, 2008 (File No. 1-9924).

3.01.10	Certificate of Designation of 7% Non-Cumulative Convertible Preferred Stock, Series D, of the Company, incorporated by reference to Exhibit 3.04 to the Company’s Current Report on Form 8-K filed January 25, 2008 (File No. 1-9924).

3.01.11	Certificate of Designation of 7% Non-Cumulative Convertible Preferred Stock, Series J, of the Company, incorporated by reference to Exhibit 3.05 to the Company’s Current Report on Form 8-K filed January 25, 2008 (File No. 1-9924).

3.01.12	Certificate of Designation of 7% Non-Cumulative Convertible Preferred Stock, Series K, of the Company, incorporated by reference to Exhibit 3.06 to the Company’s Current Report on Form 8-K filed January 25, 2008 (File No. 1-9924).

3.01.13	Certificate of Designation of 7% Non-Cumulative Convertible Preferred Stock, Series L1, of the Company, incorporated by reference to Exhibit 3.07 to the Company’s Current Report on Form 8-K filed January 25, 2008 (File No. 1-9924).

Exhibit Number	Description

3.01.14	Certificate of Designation of 7% Non-Cumulative Convertible Preferred Stock, Series N, of the Company, incorporated by reference to Exhibit 3.08 to the Company’s Current Report on Form 8-K filed January 25, 2008 (File No. 1-9924).

3.01.15	Certificate of Designation of 6.5% Non-Cumulative Convertible Preferred Stock, Series T, of the Company, incorporated by reference to Exhibit 3.09 to the Company’s Current Report on Form 8-K filed January 25, 2008 (File No. 1-9924).

3.01.16	Certificate of Designation of 8.125% Non-Cumulative Preferred Stock, Series AA, of the Company, incorporated by reference to Exhibit 3.10 to the Company’s Current Report on Form 8-K filed January 25, 2008 (File No. 1-9924).

3.01.17	Certificate of Designation of 8.40% Fixed Rate/Floating Rate Non-Cumulative Preferred Stock, Series E, of the Company, incorporated by reference to Exhibit 3.01 to the Company’s Current Report on Form 8-K filed April 28, 2008 (File No. 1-9924).

3.01.18	Certificate of Designation of 8.50% Non-Cumulative Preferred Stock, Series F, of the Company, incorporated by reference to Exhibit 3.01 to the Company’s Current Report on Form 8-K filed May 13, 2008 (File No. 1-9924).

3.02	By-Laws of the Company, as amended, effective October 16, 2007, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed October 19, 2007 (File No. 1-9924).

4.1*	Amended and Restated Dividend Reinvestment and Direct Stock Purchase Plan.

5.1*	Opinion of Michael S. Zuckert.

23.1*	Consent of Michael S. Zuckert (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP, independent registered public accounting firm.

24.1*	Powers of Attorney of certain Directors.

99.1*	Form of Enrollment Form for the Amended and Restated Dividend Reinvestment and Direct Stock Purchase Plan.

99.2*	Form of Direct Debit Authorization Form for the Amended and Restated Dividend Reinvestment and Direct Stock Purchase Plan.

*	Filed herewith.